CONTACT:	S. Leslie Jewett
(949) 255-0500
ljewett@calfirstbancorp.com

CFNB REVISES 2014 FOURTH QUARTER AND YEAR END EARNINGS DOWN

IRVINE, CALIFORNIA, August 19, 2014 -- California First National Bancorp (NASDAQ: CFNB; "CalFirst Bancorp") today announced a downward adjustment of 13% to previously reported net earnings for the fourth quarter ended June 30, 2014 and 4% reduction to previously reported net earnings for the fiscal year ended June 30, 2014. The revision to results reported by CalFirst Bancorp on July 30, 2014 relates entirely to the incorrect recognition of operating lease income from one new lease booked in June 2014. As a result of the error, operating lease income was overstated in the fourth quarter and fiscal year by $466,000, with net income in both periods overstated by $287,000. This revision has no effect on any previously reported periods or any of the Company’s financial statements previously filed with the SEC.

Revised earnings of $1.85 million for the fourth quarter of fiscal 2014 compare to earnings of $1.9 million for the fourth quarter of fiscal 2013. For the fiscal year ended June 30, 2014, revised net earnings of $7.0 million are down 4% from $7.35 million reported for fiscal 2013. Diluted earnings per share for the fourth quarter of 2014 were revised to $.18 per share, unchanged from 2013 and down from $0.20 per share previously reported.  Diluted earnings per share for fiscal 2014 are revised to $.67 per share, 4% below the $0.70 per share previously reported for fiscal 2014 and actual EPS for fiscal 2013.  This revision is not material to the Company’s consolidated assets or stockholders’ equity.

Revised Consolidated Statements of Earnings

							Percent Change
Three Months Ended			Years Ended	As Reported 7/30/14			to 7/30/14 Release
	June 30,		June 30,		Q4	Year	Q4	Year
Dollars in thousands, except per share amounts	2014	2013	2014	2013	2014	2014	2014	2014
	Revised		Revised
Direct finance and loan income	$4,748	$4,835	$18,370	$18,995	$4,748	$18,370
Investment and interest income	255	483	1,371	2,408	255	1,371
Total direct finance, loan and interest income	5,002	5,318	19,741	21,403	5,002	19,741
Interest expense on deposits and borrowings	753	783	3,037	2,664	753	3,037
Net direct finance, loan and interest income	4,249	4,535	16,704	18,739	4,249	16,704
Provision for credit losses	200	-	200	275	200	200
Net direct finance, loan and interest income
after provision for credit losses	4,049	4,535	16,504	18,464	4,049	16,504
Non-interest income
Operating and sales-type lease income	884	360	2,152	1,711	1,350	2,618	-34%	-18%
Gain on sale of leases, loans and leased property	391	304	2,980	2,278	391	2,980
Gains recorded on investment securities	-	-	-	316	-	-
Other fee income – net	61	187	432	526	61	432
Total non-interest income	1,337	851	5,564	4,831	1,802	6,031	-26%	-8%
Non-interest expenses
Compensation and employee benefits	1,905	1,915	7,796	8,505	1,905	7,796
Occupancy	158	227	682	922	158	682
Professional services	144	102	590	585	144	590
Other general and administrative	401	365	1,927	1,598	401	1,927
Total non-interest expenses	2,608	2,609	10,995	11,610	2,608	10,995

Earnings before income taxes	2,778	2,777	11,073	11,685	3,244	11,539	-14%	-4%
Income taxes	932	871	4,022	4,331	1,111	4,201	-16%	-4%
Net earnings	$1,846	$1,906	$7,051	$7,354	$2,133	$7,338	-13%	-4%
Basic earnings per share	$ 0.18	$ 0.18	$ 0.67	$ 0.70	$ 0.20	$ 0.70	-14%	-4%
Diluted earnings per share	$ 0.18	$ 0.18	$ 0.67	$ 0.70	$ 0.20	$ 0.70	-14%	-4%

Weighted average common shares outstanding	10,460	10,447	10,453	10,446	10,448	10,450
Diluted number of common shares outstanding	10,463	10,454	10,456	10,453	10,452	10,453

Management reviewed the matter with the Audit Committee of the Board of Directors, and reached the determination that it needed to revise the previously released earnings report. The issue related to the operating lease was identified during the process of completing the annual audit and preparing the Company’s Form 10-K to be filed for the year ended June 30, 2014.  Since no financial statements for the 2014 fourth quarter and fiscal year end have been filed as of yet, the Company will not need to amend or restate any previously filed financial statements. While our process failed to recognize the issue related to income recognition on this unique operating lease prior to the issuance of the Company’s year-end press release, our internal controls ultimately identified the error. Our internal review of the matter is ongoing, but based on the unique nature of this transaction, we do not believe there is a weakness in our internal controls over financial reporting. If we obtain additional information material to our periodic financial reports, we will make appropriate disclosure.

California First National Bancorp is a bank holding company with leasing and bank operations based in Orange County, California. California First National Bank is an FDIC-insured national bank that gathers deposits using telephone, the Internet, and direct mail from a centralized location, and provides lease financing and commercial loans to businesses and organizations nationwide through a centralized marketing program designed to offer cost-effective alternatives.

This press release contains forward-looking statements, which involve management assumptions, risks and uncertainties. The statements in this press release that are not strictly historical in nature constitute "forward-looking statements." Such statements include expectations regarding the Company's expected revision to our earnings and financial statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be different from the results expressed or implied by such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update this press release to reflect events or circumstances arising after the date hereof. For further discussion regarding management assumptions, risks and uncertainties, readers should refer to the Company’s 2013 Annual Report on Form 10-K and the 2014 quarterly reports on Form 10-Q.